Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-158484 and 333-181329 on Form S-3 and Nos.333-60810, 333-127495, and 333-228824 on Form S-8 of our report dated February 28, 2019, relating to the consolidated financial statements of California Water Service Group, and California Water Service Group’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of California Water Service Group for the year ended December 31, 2018.
/s/ DELOITTE & TOUCHE LLP
San Francisco, California
February 28, 2019